Exhibit 10.4

EXECUTION COPY

AMENDMENT, made as of May 4, 2005 (the “Effective Date”) to the SEPARATION AND CONSULTING AGREEMENT dated as of December 22, 2004 (the “Agreement”), between PATINA OIL & GAS CORPORATION, a Delaware corporation (the “Company”), and JAY W. DECKER (“Decker”).

WHEREAS, the Company has entered into the Agreement and Plan of Merger dated as of December 15, 2004, as amended (the “Merger Agreement”), by and among the Company, Noble Energy, Inc. and Noble Energy Production, Inc. (the “Merger Agreement”); and

WHEREAS, Decker and the Company desire to amend the Agreement in certain respects relating to the consummation of the Proposed Merger (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement);

NOW THEREFORE, the parties hereto agree as follows:

1. Effectiveness.

(a) This Amendment shall be effective as of the Effective Date, provided, however, that in the event the Proposed Merger is not consummated and the Merger Agreement is terminated in accordance with its terms, this Amendment shall be null and void ab initio and of no further force or effect.

(b) Subject to Section 1(a) and except as provided in Sections 2 and 3, the terms and conditions of the Agreement as in effect immediately prior to the Effective Date shall continue to be in effect on and after the Effective Date.

2. Amendment. Section II.D of the Agreement is hereby amended by inserting the following new paragraph 7 immediately after paragraph 6 thereof:

7. In the event that the Proposed Merger is consummated on or before December 31, 2005, Decker will be entitled to receive a cash payment of $450,000, which shall be payable promptly following the closing of the Proposed Merger. Applicable taxes and withholdings shall be deducted from such amount.

3. Acknowledgements.

(a) Decker hereby acknowledges and agrees that, except with respect to the payment of $2,912,816 expressly provided in Section II.D.6 of the Agreement, Decker shall have no right to, and shall not receive, any payment pursuant to the Company’s Amended and Restated Change in Control Plan, including as amended prior to the closing of the Proposed Merger.

(b) Decker hereby acknowledges and agrees that, in the Proposed Merger, active employees of the Company are not permitted to hold vested options and exercise such options until the date of termination of such options, and therefore, pursuant to Section II.D.3 of the Agreement, Decker is not entitled, and Decker hereby waives any right he may have, to hold and exercise his stock options until the date of termination of such options. Notwithstanding anything in the Agreement to the contrary, Decker hereby acknowledges and agrees that his stock options will terminate in accordance with the terms of the Controlling Documents, which provide that, following the thirty (30) day period after the end of the Consulting Period, his stock options will terminate and cease to be exercisable.

4. Governing Law.

This Amendment has been drafted in accordance with and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado.

5. Counterparts.

This Amendment may be executed in two or more counterparts, each of which will be deemed an original.

PATINA OIL & GAS CORPORATION,

by	/s/ David J. Kornder
Name:	David J. Kornder
Title:	Executive Vice President and Chief Financial Officer

/s/ Jay W. Decker
Jay W. Decker

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